                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                   of the Securities and Exchange Act of 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

         [X]    Preliminary Proxy Statement
         [ ]    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)(2))
         [ ]    Definitive Proxy Statement
         [ ]    Definitive Additional Materials
         [ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
                240.14a-12



                               SVI HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         1)  Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
         5)  Total fee paid:

             -------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             -------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement Number:

             -------------------------------------------------------------------

         3)  Filing party:

             -------------------------------------------------------------------

         4)  Date filed:

             -------------------------------------------------------------------

                                October 23, 2000



Dear Stockholder:


         You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, November 16, 2000 at 9 a.m., Pacific Daylight Time. The meeting will be held at 12707 High Bluff Drive, Suite 335, San Diego, California 92130.


         The matters to be voted upon at the meeting will be:

         o        The election of directors;

         o The approval of a plan of merger by which the Company will change its state of incorporation from Nevada to Delaware;

         o        A change in the corporate name to "SVI Solutions, Inc.";

         o An increase in the number of shares of common stock authorized from 50,000,000 to 100,000,000;

         o A reduction of the required quorum at meetings of stockholders from a majority of the outstanding shares to one-third of the outstanding shares;

         o        Amendments to the 1998 Incentive Stock Plan ("1998 Plan") to:
                  (i) increase the aggregate number of shares of common stock authorized for issuance under the 1998 Plan to 4,000,000 shares; (ii) authorize an automatic annual increase in the shares reserved for issuance under the 1998 Plan by an amount equal to the lesser of 2% of the total number of shares outstanding on the last trading day of the fiscal year or 600,000 shares (or a lesser amount as determined by the Board); and (iii) prohibit the granting of stock awards under the 1998 Plan to any one participant in excess of 500,000 shares in any calendar year.

         o Ratification of the Company's continued engagement of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

         Please complete and sign the enclosed proxy card and return it promptly. This will ensure that your shares are represented at the meeting even if you cannot attend. Returning your proxy card to us will not prevent you from voting in person at the meeting if you are present and wish to do so.

         Thank you for your cooperation in returning your proxy card as promptly as possible. We hope to see many of you at our meeting in San Diego.

                                            Very truly yours,

                                            Barry M. Schechter
                                            Chairman of the Board

                               SVI HOLDINGS, INC.
                        12707 High Bluff Drive, Suite 335
                               San Diego, CA 92130
                                 (858) 481-4404
                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------


                         TO BE HELD ON NOVEMBER 16, 2000

                                   ----------


TO ALL STOCKHOLDERS:


         An annual meeting of the stockholders of SVI Holdings, Inc. (the "Company") will be held on November 16, 2000 at 9 a.m., Pacific Daylight Time. The meeting will be held at 12707 High Bluff Drive, Suite 335, San Diego, California 92130. The following items will be on the agenda:


         1. The election of eight directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

         2. The approval of a plan of merger by which the Company will change its state of incorporation from Nevada to Delaware;

         3. The approval of a change of the corporate name to "SVI Solutions, Inc."

         4. The approval of an increase in the authorized common stock from 50,000,000 shares to 100,000,000 shares;

         5. The approval of a change in the Articles of Incorporation and the Bylaws reducing the required quorum at meetings of stockholders from a majority of the outstanding shares to one-third of the outstanding shares;

         6.       Amendments to the 1998 Incentive Stock Plan ("1998 Plan") to:
                  (i) increase the aggregate number of shares of common stock authorized for issuance under the 1998 Plan to 4,000,000 shares; (ii) authorize an automatic annual increase in the shares reserved for issuance under the 1998 Plan by an amount equal to the lesser of 2% of the total number of shares outstanding on the last trading day of the fiscal year or 600,000 shares (or a lesser amount as determined by the Board); and (iii) prohibit the granting of stock awards under the 1998 Plan to any one participant in excess of 500,000 shares in any calendar year.

         7. The ratification of the Company's continued engagement of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2001; and

         8. The transaction of any other business which may properly come before the meeting.


         Only stockholders of record at the close of business on October 2, 2000 will be entitled to vote at this meeting.


         Please execute and return the accompanying proxy card as soon as possible. Any Stockholder who signs and returns the accompanying proxy may revoke it at any time before it is exercised.

                                     By Order of the Board of Directors


                                     DAVID L. REESE
                                     Secretary

San Diego, California
October 23, 2000

                               SVI HOLDINGS, INC.
                        12707 High Bluff Drive, Suite 335
                               San Diego, CA 92130
                                 (858) 481-4404

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 16, 2000


                                   ----------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

                                   ----------

GENERAL


         The enclosed proxy is solicited on behalf of the Board of Directors of SVI Holdings, Inc., a Nevada corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on November 16, 2000, at 9 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 12707 High Bluff Drive, Suite 335, San Diego, California 92130. The Company intends to mail this proxy statement and accompanying proxy card on or about October 23, 2000, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES


         Only holders of record of common stock at the close of business on October 2, 2000 will be entitled to notice of and to vote at the Annual Meeting. As of August 31, 2000 the Company had outstanding and entitled to vote 33,897,884 shares of common stock.

         Each holder of record of common stock on October 2, 2000 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. If the proxy is signed and returned without any direction given, shares will be voted in accordance with the Board of Directors' recommendations. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposals 2, 3, 4 and 5, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposals 2, 3, 4 and 5, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

         Any stockholder granting a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Company's Secretary at the Company's principal executive office, 12707 High Bluff Drive, Suite 335, San Diego, California 92130, a written revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

         If a proxy is provided but no instructions are given, the proxy will be voted FOR Proposal 1 relating to management's slate of directors, FOR Proposals 2 through 5 relating to the Company's reincorporation in Delaware from Nevada, FOR Proposal 6 relating to the amendments to the 1998 Plan, and FOR Proposal 7 relating to ratification of the Company's continued engagement of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

STOCKHOLDER PROPOSALS


         Stockholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission must be received at the Company's principal executive office, 12707 High Bluff Drive, Suite 335, San Diego, California 92130, by June 25, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         There are eight nominees for the eight Board of Director positions presently authorized by the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

      NAME                     AGE          POSITION

Barry M. Schechter              46          Chairman , Chief Executive Officer
                                            and Director

David L. Reese                  55          Chief Financial Officer, Secretary
                                            and Director

Arthur S. Klitofsky             46          Vice President and Director

Donald S. Radcliffe             55          Director

Ivan M. Epstein                 39          Director

Gerald Rubenstein               66          Director

Ian Bonner                      45          Director

Steven Cohen                    38          Director


         Barry M. Schechter has been Chairman of the Board and Chief Executive Officer of the Company from February 1994 to the present. He has been Chief Executive Officer of the Company's predecessor and wholly-owned subsidiary, Sabica Ventures, Inc., since its inception in February 1990. He also serves as Chairman of the Board of each of the Company's other subsidiaries. Mr. Schechter is a director of Softline Limited ("Softline"), which beneficially owns 56.2% of the outstanding common stock of the Company, and which is listed on the Johannesburg Stock Exchange. Mr. Schechter is also a director of Integrity Software, Inc., for which the Company has an indirect equity interest (see "Certain Relationships and Related Transactions").

         David L. Reese became a director of the Company in July 1998. He joined the Company in November 1997 and became Chief Financial Officer and Secretary in February 1998. Prior to joining the Company, Mr. Reese served as Chief Financial Officer for Pygmalion Asset Management Company from 1993 to 1997. Mr. Reese has served in various financial and accounting capacities for a number of public companies over the past twenty years. Mr. Reese received a B.S. and an M.S. from the University of Southern California. He is a certified public accountant.

         Arthur Klitofsky has been Vice President and a director of the Company from February 1994 to the present. He has been President of the Company's SVI Training Products, Inc. subsidiary since 1991. From 1985 to 1991, he was Managing Director of Punch Line Columbia Training Ltd., which became the largest computer education company in South Africa. Mr. Klitofsky has a Bachelor of Science Degree in Electrical Engineering from the University of Witwatersrand, Johannesburg, South Africa and a Bachelor in Accounting Science Degree from the University of South Africa.

         Donald S. Radcliffe became a director of the Company in May 1998. He has been President of Radcliffe & Associates since 1990. Radcliffe & Associates provides financial consulting services to public companies, and currently provides financial advisory and public relations services to the Company. Since 1984 he has also been Executive Vice President and Chief Operating and Financial Officer of World-Wide Business Centres, which is a privately held operator of shared office space facilities. Mr. Radcliffe is a director of Complete Wellness Centers, Inc. and Integrity Software, Inc. The Company has an indirect equity interest in Integrity Software, Inc. (see "Certain Relationships and Related Transactions"). Mr. Radcliffe received a B.S. from Lehigh University and an M.B.A. from Dartmouth College. He is a certified public accountant.

         Ivan M. Epstein became a director of the Company in May 1998. He is the Chief Executive Officer and a director of Softline, which he co-founded in 1988. Softline is listed in the Information Technology sector of the Johannesburg Stock Exchange and is one of the largest accounting software vendors in the world. Softline operates in 37 countries with products available in eight languages, and targets mainly small to medium size enterprises. Softline beneficially owns 56.2% of the outstanding common stock of the Company. Mr. Epstein is also a director of Integrity Software, Inc., for which the Company has an indirect equity interest (see "Certain Relationships and Related Transactions").

         Gerald Rubenstein became a director of the Company in May 1998. He is an attorney in South Africa and is currently a consultant to the law firm of Fluxman Rabinowitz-Raphaely Weiner. He specializes in corporate finance and mergers and acquisitions. He is also the chairman of Protea Furnishers Limited and Vestacor Limited. He currently serves as a director of seven public companies in South Africa, including Softline, which beneficially owns 56.2% of the outstanding common stock of the Company.

         Ian Bonner became a director of the Company in May 1998. Since 1993 he has held various positions with IBM Corporation, and he currently serves as Vice President of Partner Marketing and Programs for the IBM/Lotus/Tivoli Software Group. His responsibilities include the development and implementation of marketing campaigns and programs designed to serve the business partners of IBM, Lotus and Tivoli, including major accounts, independent software vendors and global systems integrators. He also oversees the IBM BESTeam and the Lotus Business Partner programs which are designed to provide enhanced opportunities, including education, marketing and training support, to qualified providers of IBM's and Lotus's portfolio of network solutions. Mr. Bonner received a Bachelor of Commerce from the University of the Witwatersrand in 1976 and a graduate degree in Marketing Management and Market Research and Advertising from the University of South Africa in 1978.

         Steven Cohen became a director of the Company in June 2000. He is the Chief Operating Officer and a director of Softline, which he joined in 1989 as financial director. Mr. Cohen played a key role in the development of Softline's "Brilliant Accounting" software package, and he was an active participant in the growth of Softline to its current position as one of the largest international providers of midrange accounting software. Softline beneficially owns 56.2% of the outstanding common stock of the Company.

         There are no family relationships among the directors. There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

COMMITTEES AND MEETINGS

         During fiscal year 2000, the Board of Directors met seven times and acted by unanimous written consent one time. No director attended less than 75% of the total of Board and committee meetings held during the director's tenure on the Board and its committees. The Board of Directors has a Compensation Committee and an Audit Committee.

         The Board of Directors formed a Compensation Committee in April 1998. The Compensation Committee's primary function is to establish the Company's compensation policies and recommend to the Board the compensation arrangements for senior management and directors. Beginning April 1, 2000, the Compensation Committee will recommend the adoption of compensation plans in which officers and directors are eligible to participate and the granting of stock options or other benefits to executive officers. The Board of Directors as a whole previously approved all grants of stock options under the Company's stock option plans. Current members of the Compensation Committee are Ian Bonner and Gerald Rubenstein. The Compensation Committee met two times during the fiscal year.

         The Board of Directors also formed an Audit Committee in April 1998. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities for financial reporting by the Company. The Audit Committee recommends the engagement and discharge of independent auditors, reviews with independent auditors the audit plan and the results of the audit, reviews the independence of the independent auditors, reviews internal accounting procedures and discharges such other duties as may from time to time be assigned to it by the Board of Directors. Current members of the Audit Committee are Ian Bonner and Donald S. Radcliffe. The Audit Committee met two times during the fiscal year.

DIRECTOR COMPENSATION

         No direct or indirect remuneration has been paid or is payable by the Company to the directors in their capacity as directors during the fiscal year ended March 31, 2000. The Company does not anticipate paying during the fiscal year ending March 31, 2001 any direct or indirect remuneration to any directors of the Company in their capacity as directors other than reimbursement of expenses for attending directors' or committee meetings and discretionary stock option grants under the 1998 Plan. During the fiscal year ended March 31, 2000, Ivan Epstein received an option to purchase 100,000 shares of the common stock of the Company at an exercise price of $7.75. The option expires on October 20, 2009 and is fully vested.

                              PROPOSALS 2 THROUGH 5
                         REINCORPORATION IN DELAWARE AND
                   RELATED CHANGES TO ORGANIZATIONAL DOCUMENTS

         The following discussion summarizes certain aspects of the proposed reincorporation in Delaware (the "Reincorporation") and changes to the Company's organizational documents occurring simultaneously with the Reincorporation. It is a summary only and is subject to:

         o        the Nevada Revised Statutes ("Nevada Law");

         o        the General Corporation Law of the State of Delaware
                  ("Delaware Law");

         o the Agreement and Plan of Merger (the "Merger Agreement"), a copy of which is attached as Exhibit A;

         o the current Articles of Incorporation of the Company (the "Nevada Charter");

         o the Restated Certificate of Incorporation of SVI Solutions, Inc. (the "Delaware Charter"), a copy of which is attached as Exhibit B;

         o the current Amended and Restated Bylaws of the Company (the "Nevada Bylaws"); and

         o the Restated Bylaws of SVI Solutions, Inc. (the "Delaware Bylaws"), a copy of which is attached as Exhibit C.

         Copies of the Nevada Charter and the Nevada Bylaws are available from the Company at no charge upon written request.


         The Company requested and received the affirmative vote of a majority of the stockholders at the Annual Meeting of Stockholders held on August 30, 1999 for Proposal 2 to change the state of incorporation from Nevada to Delaware, for Proposal 4 to approve an increase in the authorized common stock from 50,000,000 shares to 100,000,000 shares and for Proposal 5 to reduce the required quorum at meetings of stockholders from a majority of the outstanding Shares to one-third of the outstanding shares. However, the Company did not consummate these proposals due to the unavailability in Delaware of the new name of the Company approved by stockholders in 1999. The Company determined to ask the stockholders to approve the name "SVI Solutions, Inc." at the 2000 annual meeting, and, as a matter of good corporate governance, to seek reapproval for the other proposals related to reincorporation in Delaware.


         Stockholders are being asked to vote separately on the Reincorporation as proposed herein and each of three material changes to the Company's organizational documents. Stockholders are not being asked to vote separately on non-material changes to the organizational documents or changes made solely to conform to differences between Delaware Law and Nevada Law. These differences are summarized in the discussions below. In the event some but not all of the following proposals are adopted by the stockholders, the Board of Directors will determine which if any of the approved proposals will be implemented.

         The Board of Directors approved the Reincorporation as proposed herein and the change of corporate name to "SVI Solutions, Inc." on February 14, 2000. The Board approved the current form of the Delaware Charter and the Delaware Bylaws as proposed herein on August 18, 2000.

         Under Nevada Law, the merger which will effect the Reincorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock. Although all changes to the Company's organizational documents could be approved by the same vote which approves the Reincorporation, the Company will seek the vote of a majority of the outstanding shares of Company common stock for each such separate proposal. Softline Limited ("Softline") owns a sufficient number of shares of Company common stock in order to approve the Reincorporation and each of the changes to the Company's organizational documents. Softline has indicated that it intends to vote FOR the Reincorporation and each of the changes to the Company's organizational documents.

         EFFECT ON POSSIBLE BUSINESS COMBINATION WITH SOFTLINE

         The Company announced in May 2000 that it was in preliminary discussions with its majority stockholder, Softline Limited, concerning a possible business combination. See "Certain Relationships and Related Transactions - Transactions with Softline Limited." Because of the preliminary stage of discussions, the Company does not know whether the proposed changes in its domicile and governing documents will affect the transaction. The Company anticipates that any such business combination will require subsequent approval of stockholders under the rules of the American Stock Exchange whether or not such approval is required under of Nevada or Delaware law. Based on current holdings, Softline would control the outcome of that vote under either Nevada or Delaware law. The Company and Softline have not yet determined the structure of a transaction or what other stockholder voting procedures the Company might follow, so the Company is unable to predict whether Delaware law will facilitate structuring of a transaction. Management hopes that the large body of case law interpreting Delaware corporate law will provide more legal certainty in connection a potential transaction structure and voting procedure than would be the case under Nevada law.

                                   PROPOSAL 2
                           REINCORPORATION IN DELAWARE

         PURPOSE OF THE REINCORPORATION

         The primary reason for the Board's recommendation of the Reincorporation is the well-developed case law interpreting Delaware Law. The Board believes the guidance of prior Delaware decisions will allow it to more effectively perform its duties. Although the provisions of Nevada Law are similar in a number of respects to those of Delaware Law, there is a lack of predictability under Nevada Law resulting from the limited body of case law interpreting Nevada Law. Delaware law and the court decisions construing it are widely regarded as the most extensive and well-defined body of corporate law in the United States.

         Delaware has a long-established policy of encouraging companies to incorporate in that state. In furtherance of that policy, Delaware has been a leader in adopting comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware in a manner similar to that proposed by the Company. Delaware's courts have therefore developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware Law and establishing public policies with respect to corporate legal issues.

         The Board therefore believes that the overall effect of the Reincorporation will be to enhance the Board's ability to consider all appropriate courses of action with respect to significant transactions, along with more general corporate matters, for the benefit of all stockholders. Moreover, the Board believes that enhanced certainty with respect to the duties of directors could be an important factor in attracting and retaining quality persons to serve on the Board of Directors.

         MECHANICS OF THE REINCORPORATION

         The Reincorporation will be effected by merging the Company with and into SVI Solutions, Inc. ("SVI Solutions"), a Delaware corporation. SVI Solutions has been formed solely for the purpose of this merger (the "Merger") and has no operations. At the effective time of the Merger, the corporate existence of the Company will cease and each share of SVI Holdings common stock issued and outstanding immediately prior to the Merger will be converted automatically into one share of SVI Solutions common stock. If the Company issues any shares of preferred stock prior to the Merger, each such share will be converted automatically into one share of SVI Solutions preferred stock with the same relative rights, preferences and limitations. Each outstanding option to purchase SVI Holdings common stock will be converted into an option to purchase the same number of shares of SVI Solutions common stock. Holders of SVI Holdings common or preferred stock certificates may be asked to surrender such certificates in exchange for an SVI Solutions common or preferred stock certificate. Unless and until surrendered, each certificate representing SVI Holdings common or preferred stock will be deemed to represent the same number of shares of SVI Solutions common or preferred stock.

         From and after the effective time of the Merger: (i) the name of the surviving corporation will be "SVI Solutions, Inc."; (ii) SVI Solutions will conduct business as presently conducted by the Company; (iii) the charter and bylaws of SVI Solutions in effect immediately prior to the Merger will be the charter and bylaws of the surviving corporation; and (iv) the directors and officers of SVI Holdings immediately prior to the Merger will be the directors and officers of SVI Solutions.

         Following the consummation of the Merger and the resulting change of the Company's name to "SVI Solutions, Inc.," the SVI Solutions common stock will be identified by a new CUSIP number but will continue to trade on the American Stock Exchange under the symbol "SVI." The Merger may be abandoned by the Boards of Directors of the Company and SVI Solutions at any time prior to the effective time of the Merger. If the Merger is abandoned, the Board of Directors of the Company may in its discretion implement changes to the organizational documents approved by the stockholders at the Annual Meeting, although such changes would in that case be made to the Nevada Charter and the Nevada Bylaws, as appropriate.

         The Boards of Directors of the Company and SVI Solutions may amend the Merger Agreement at any time prior to the effective time of the Merger. If the amendment would alter or change the amount or nature of the securities of SVI Solutions to be received in the merger, or would otherwise adversely affect the holders of SVI Holdings common stock, the Company will seek shareholder approval of such amendment. The Boards of Directors may also abandon the Merger and the Merger Agreement at any time prior to the filing of the Merger Agreement with the Delaware Secretary of State, notwithstanding the approval of the Merger by the Company's stockholders.

         NO DISSENTERS RIGHT IN RESPECT OF THE MERGER

         The Company's stockholders will have no right of dissent in connection with the Merger due to a Nevada statutory exemption for companies whose securities trade on a national securities exchange. SVI Holdings common stock is listed on the American Stock Exchange and after the Merger, the shares of SVI Solutions common stock will be listed on the American Stock Exchange. The Board of Directors of SVI Solutions has no present intention to take any action to delist the SVI Solutions common stock from the American Stock Exchange.

         CONVERSION OF COMPANY COMMON STOCK

         By virtue of the Merger, each share of SVI Holdings common stock will be converted, without any action on the part of the holder thereof, into one share of SVI Solutions common stock.

         PLEASE DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK. UNTIL SUCH TIME AS SURRENDER OF SVI HOLDINGS COMMON STOCK IS REQUIRED, DELIVERY OF SVI HOLDINGS STOCK CERTIFICATES WILL CONSTITUTE DELIVERY FOR TRANSACTIONS IN SHARES OF SVI SOLUTIONS COMMON STOCK AFTER THE EFFECTIVE DATE OF THE MERGER. FOLLOWING CONSUMMATION OF THE MERGER, POSITIONS IN SHARES OF SVI HOLDINGS COMMON STOCK HELD WITH THE DEPOSITORY TRUST COMPANY WILL BE TRANSFERRED AUTOMATICALLY TO POSITIONS IN THE SAME NUMBER OF SHARES OF SVI SOLUTIONS COMMON STOCK.

         APPROVALS

         A Certificate of Merger must be filed with the State of Delaware and Articles of Merger must be filed with the State of Nevada to effect the Merger. In addition, SVI Solutions will be required to file a Form 8-K with the Securities and Exchange Commission, post-effective amendments to the Company's effective registration statements which relate to ongoing offerings and a substitution listing application with the American Stock Exchange. Except for these filings, no federal or state regulatory requirements apply and no approvals are required in connection with the Merger.

         COMPARISON OF DELAWARE LAW TO NEVADA LAW

         The corporation laws of Delaware and Nevada differ in some respects. It is impracticable to summarize all of the differences in this Proxy Statement, but certain differences between Nevada Law and Delaware Law that could affect the rights of stockholders of the Company are as follows:

         1. TENDER OFFER AND BUSINESS COMBINATION STATUTES. Delaware Law regulates hostile takeovers by providing that an "interested stockholder," defined as a stockholder owning 15% or more of the corporation's voting stock or an affiliate or associate thereof, may not engage in a "business combination" transaction, defined to include a merger, consolidation or a variety of self-dealing transactions, with the corporation for a period of three years from the date on which such stockholder became an "interested stockholder" unless (i) prior to such date the corporation's board of directors approved either the "business combination" transaction or the transaction in which the stockholder became an "interested stockholder", (ii) the stockholder, in a single transaction in which he became an "interested stockholder," acquires at least 85% of the voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the "business combination" transaction is approved by the corporation's board of directors and authorized at an annual or special meeting of the corporation's stockholders, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder." A Delaware corporation may elect not to be governed by Section 203 of the Delaware Law by an express provision to that effect in its certificate of incorporation, but SVI Solutions has not made such election. Accordingly, SVI Solutions will be subject to Section 203.

                  Because the Board has approved the Merger, and because the Board previously approved the series of transactions by which Softline became an "interested stockholder" of the Company, the Company does not believe that
Section 203 will inhibit any potential business combination with Softline.


                  Nevada Law regulates hostile takeovers of publicly traded corporations by providing that an "interested stockholder," defined as a stockholder owning 10% or more of the corporation's voting stock or an affiliate or associate thereof, may not engage in a "business combination" with the corporation for a period of three years from the date on which such stockholder became an "interested stockholder" unless (i) prior to such date the corporation's board of directors approved either the "business combination" transaction or the transaction in which the stockholder became an "interested stockholder" or (ii) no earlier than three years after such stockholder became an "interested stockholder" the majority of the outstanding voting power approves the "business combination." Nevada Law further regulates tender offers and business combinations involving certain Nevada corporations by providing that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting of, 20% or more ("Control Shares") of the outstanding voting securities of a corporation is a "Control Share Acquisition." These provisions apply only to "issuing corporations," which are (i) corporations with at least 200 stockholders, at least 100 or more of which are located in Nevada, and (ii) which do business in Nevada. A Control Share Acquisition must be approved by a majority of each class of outstanding voting securities of such corporation excluding the shares held or controlled by the person seeking approval before the Control Shares may be voted. A special meeting of stockholders must be held by the corporation to approve a Control Share Acquisition within 50 days after a request for such meeting is submitted by the person seeking to acquire control. If the Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of the voting power of the Corporation, all stockholders who have not voted in favor of granting full voting rights to the Control Shares would have dissenters right. Nevada Law provides that a corporation may elect out of the Control Share protections by expressly specifying so in its articles or bylaws. SVI Holdings has not elected out of these provisions, but believes that they have not applied because SVI Holdings has not met the definition of an "issuing corporation."


                  The Company does not believe that the foregoing provisions of Nevada law would inhibit any potential business combination with Softline.


         3. REMOVAL OF DIRECTORS. Under Nevada Law, a vote of two-thirds of the outstanding voting shares is required to remove a director. Under Delaware Law, the holders of a majority of shares entitled to vote at a meeting may remove one or more directors.

         4. PERSONAL LIABILITY OF DIRECTORS. Under Delaware Law, directors are jointly and severally liable to a corporation for violations of statutory provisions relating to the purchase or redemption of a corporation's own shares or the payment of dividends, for a period of six years from the date of such unlawful act. A director who was either absent or dissented from the taking of such action may exonerate himself from liability by causing his dissent to be entered in the corporation's minutes. Under Nevada Law, directors are jointly and severally liable to the corporation for violations of statutory provisions relating to the purchase of a corporation's own shares, the payment of dividends, the distribution of assets in liquidation or any loans or guarantees made to a director, until the repayment thereof. Under Nevada Law, absent directors are not liable as long as they did not vote for or assent to any of the illegal acts and, unlike Delaware Law, Nevada Law allows a director who was present at a meeting which approved an illegal act to avoid liability, even if he did not register his dissent in the minutes of the meeting, by voting against the illegal act and registering his dissent at a later time in a separate writing filed with the secretary of the meeting.

         5. LOANS TO OFFICERS. Under Nevada Law, there is no specific restriction with respect to a loan or guaranty to or for the benefit of a corporation's officers or employees and those of its subsidiaries. However, such transactions may be void or voidable if the transaction at issue is not fair to the corporation at the time it is authorized or approved by the board. Under Delaware Law, a corporation may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries when such action, in the judgment of the Company's Board of Directors, may reasonably be expected to benefit the Company.

         6. INDEMNIFICATION. Delaware and Nevada have similar laws with respect to indemnification by a corporation of its officers, directors, employees and other agents. For example, the laws of both states permit corporations to adopt a provision in the Certificate or Articles of Incorporation eliminating the liability of a director (and also an officer in the case of Nevada) to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care (and the fiduciary duty of loyalty as well in the case of Nevada). There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

                  The Delaware Charter eliminates the liability of directors to the fullest extent permissible under Delaware Law. The Nevada Charter likewise eliminates the liability of directors and officers to the fullest extent permissible under Nevada Law. Under Nevada Law, such provision may not eliminate or limit director or officer liability for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of unlawful dividends or distributions. Under Delaware Law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit.

                  The limitations of liability provisions permissible under Delaware Law and Nevada Law may not limit a director's liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

                  Nevada Law and Delaware Law require indemnification when the individual has successfully defended the action on the merits or otherwise. Nevada Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel, or by a majority vote of a quorum of the stockholders that indemnification is proper in the circumstances. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

         7. INSPECTION OF STOCKHOLDERS' LIST. Nevada Law permits any person who has been a stockholder of record for at least six months, or any person holding at least 5% of all outstanding shares, to inspect the stockholders' list of a corporation for a purpose reasonably related to such person's interest as a stockholder. Delaware Law permits any stockholder to inspect a corporation's stockholders' list for a purpose reasonably related to such person's interest as a stockholder and, during the ten days preceding a stockholders' meeting, for any purpose germane to that meeting.

         8. PAYMENTS OF DIVIDENDS. Nevada Law permits the payment of dividends if, after the dividends have been paid, the corporation is able to pay its debts as they become due in the usual course of business (equity test for insolvency), and the corporation's total assets are not less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend (balance sheet test for insolvency). In addition, Nevada Law generally provides that a corporation may redeem or repurchase its shares only if the same equity and balance sheet tests for insolvency are satisfied.

                  Delaware Law permits the payment of dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal years (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Surplus is the excess, if any, of the stockholders' equity over stated capital of a corporation. In addition, Delaware Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the Board of Directors, without regard to their historical book value.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

         For federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by Company stockholders as a consequence of the Merger, (iii) a stockholder's aggregate tax basis in SVI Solutions common stock after the Merger will be the same as such holder's aggregate tax basis in the shares of SVI Holdings common stock immediately prior to the Merger, (iv) a stockholder's holding period in SVI Solutions common stock received in the Merger will include the period in which the SVI Holdings common stock was held, provided the SVI Holdings common stock was held as a capital asset at the time of the Merger, and (v) no gain or loss will be recognized by SVI Holdings or SVI Solutions as a consequence of the Merger.

         VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of common stock will be required to approve the reincorporation into Delaware. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3
               CHANGE OF THE CORPORATE NAME TO SVI SOLUTIONS, INC.

         The Board of Directors has determined to change the name of the Company to SVI Solutions, Inc. to better reflect the primary business of the Company. The name change will be reflected in the Delaware Charter if this proposal is approved by stockholders. The name change should not have any adverse effect on stockholders.

         VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of common stock will be required to approve the change of the corporate name to SVI Solutions, Inc. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4
                      INCREASE IN AUTHORIZED CAPITALIZATION


         If this proposal is approved by the stockholders, the Delaware Charter will authorize 100,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of $0.0001 par value preferred stock. The Nevada Charter authorizes 50,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of $0.0001 preferred stock as of August 31, 2000. As of August 31, 2000 the Company has issued and outstanding 33,897,884 shares of common stock. At August 31, 2000, the Company also has reserved for issuance under currently outstanding options and warrants, for options or other convertible securities authorized but not yet issued under employee benefit plans, and for shares issuable pursuant to certain investor rights a total of 6,496,024 shares of common stock.


         Authorization of 50,000,000 additional shares of common stock in the Delaware Charter will give the Company additional flexibility to raise capital in public or private transactions through the issuance of common stock, and to issue common stock in acquisitions of businesses or assets, without the time and expense needed to obtain further stockholder approval. However, the rules of the American Stock Exchange will require the Company to seek stockholder approval as a prerequisite to listing additional shares issued in the following circumstances:

         o If the Company proposes to issue, as consideration for an acquisition of the stock or assets of another company, shares representing 5% or more of the total outstanding shares prior to the transaction, if any director, officer or substantial shareholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid in the transaction.

         o If the Company proposes to issue, as consideration for an acquisition of the stock or assets of another company, shares representing 20% or more of the total outstanding shares prior to the transaction.

         o If the Company proposes to issue shares at a price less than fair market value (or book value, if higher than fair market value) which together with sales by officers, directors or principal shareholders of the company, if any, equals 20% of more of the total outstanding shares prior to the transaction.

Where such rules do not apply, the Company may issue or reserve shares in merger or acquisition transactions, in capital raising transactions or otherwise, without further stockholder approval. Any such issuances will have the effect of diluting existing stockholders.

         Because of the foregoing rules, the Company believes that further stockholder approval will be required for any potential business combination with Softline. Accordingly, adoption of this proposal should not affect a potential business combination with Softline.

         The Company is currently considering a number of capital raising alternatives which might involve the issuance of common or preferred stock. However, the Company does not anticipate issuing in any such transaction more shares than are currently available for issuance. Accordingly, the adoption of this proposal should not affect any current financing plans of the Company.


         VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of common stock will be required to approve the increase in authorized capitalization. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                                   PROPOSAL 5
                               REDUCTION IN QUORUM

         Under the Nevada Charter, a majority of the shares of common stock entitled to vote must be represented in person or by proxy in order to constitute a quorum for the conduct of business at a meeting of stockholders. The Delaware Charter does not specify the required quorum for conduct of business at stockholders meetings. The proposed Delaware Bylaws state that one-third of the common stock entitled to vote, represented in person or by proxy, will constitute a quorum at meetings of stockholders. This lower quorum requirement is consistent with Delaware Law and with the rules of the American Stock Exchange. The Company believes that reducing the required presence for a quorum will make it easier for the Company to obtain the necessary approval for important corporate actions which require stockholder approval without the delays and costs associated with hiring proxy solicitors. The reduced quorum requirement could however lead to the approval of important corporate actions by stockholders representing significantly less than an absolute majority of the outstanding shares.


         In any stockholder vote to approve a potential business combination with Softline, Softline's presence at the meeting would constitute a quorum under both our current and proposed governing documents. Accordingly, adoption of this proposal should not affect a potential business combination with Softline.



         VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of common stock will be required to approve the reduction in quorum. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

                                   PROPOSAL 6
               APPROVAL OF AMENDMENTS TO 1998 INCENTIVE STOCK PLAN

         On October 5, 1998 the Board of Directors adopted, and the stockholders subsequently approved on November 2, 1998, the Company's 1998 Incentive Stock Plan ("1998 Plan") authorizing the issuance of 3,500,000 shares of the Company's common stock. As of July 31, 2000, options covering an aggregate of 934,500 shares of the Company's common stock had been granted under the 1998 Plan and 2,565,500 shares remain available for future stock awards.

         On August 18, 2000, the Board of Directors approved amendments to the 1998 Plan. Three of the amendments require stockholder approval. The amendments which require stockholder approval would: (i) increase the aggregate number of shares of common stock authorized for issuance under the 1998 Plan to 4,000,000 shares; (ii) authorize an annual increase in the shares reserved for issuance under the 1998 Plan by an amount equal to the lesser of 2% of the total number of shares outstanding on the last trading day of the fiscal year or 600,000 shares (or a lesser amount as determined by the Board); and (iii) prohibit the granting of stock awards under the 1998 Plan to any one participant in excess of 500,000 shares in any calendar year.

         In the event this Proposal 6 is not approved by the stockholders, the Company's management believes that it will negatively affect the Company's ability to retain current personnel and attract additional highly qualified personnel in the future, and could cause adverse income tax effects for the Company with respect to future award grants.

         The Board of Directors adopted these amendments to the 1998 Plan to ensure that the Company can continue to grant equity incentives to employees, directors and consultants by increasing the number of shares available for issuance both initially and on an annual basis and, with respect to the per person per calendar year limitation, to permit stock option awards to the CEO and the four most highly compensated executive officers to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code").

         VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the 1998 Plan submitted for stockholder approval. Abstentions will be counted toward the tabulation of votes cast in proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6.

         The essential features of the 1998 Plan, as amended, are outlined below:

         GENERAL

         Employees, directors and consultants to the Company and its parents and subsidiaries are eligible to participate in the 1998 Plan, as amended. The purpose of the 1998 Plan, as amended, is to give employees, directors and consultants of the Company and its subsidiaries an opportunity to benefit from increases in the value of the Company's common stock. The Company believes that the 1998 Plan, as amended, will help the Company to secure and retain the services of highly qualified individuals, and to provide incentives to eligible persons to exert maximum efforts toward the success of the Company.

         The 1998 Plan provides for the granting of: (i) incentive stock options ("ISOs"), (ii) nonqualified stock options ("NSOs"), (iii) stock bonuses, (iv) rights to purchase restricted stock, and (v) stock appreciation rights (collectively, "Stock Awards"). Only employees are eligible to receive ISOs and stock appreciation rights connected with ISOs. All other Stock Awards may be awarded to employees, directors and consultants.

         STOCK SUBJECT TO THE 1998 PLAN AND PER PERSON LIMITATIONS

         Subject to stockholder approval of this Proposal 6, an aggregate of 4,000,000 shares of common stock are reserved for issuance under the 1998 Plan. In addition, the 1998 Plan, as amended, provides for automatic annual increases in the number of shares reserved for issuance thereunder equal to the least of
(i) 2% of the total number of shares outstanding on the last trading day of the fiscal year; (ii) 600,000 shares; or (iii) the amount determined by the Board. The 1998 Plan is also proposed to be amended to add a provision that in any calendar year a single participant may not receive a grant of stock awards in excess of 500,000 shares. This provision is designed to permit stock option awards and stock appreciation rights to qualify as performance-based compensation under Section 162(m) of the Code.

         ADMINISTRATION

         The Board of Directors administers the 1998 Plan, but the Board may, in its discretion, delegate administration of the plan to one or more committees of one or more members of the Board. Subject to the provisions of the 1998 Plan, the Board or such committee will have complete discretion in determining the recipients of, terms and conditions for and number of Stock Awards granted under the plan.

         INCENTIVE AND NONQUALIFIED STOCK OPTIONS

         ISOs granted under the 1998 Plan must be granted with an exercise price of at least the fair market value of the common stock on the date of grant. NSOs must have an exercise price of at least 85% of the fair market value of the common stock on the date of the grant. Options granted to recipients who own 10% or more of the Company's outstanding common stock must have an exercise price of at least 110% of the fair market value of the common stock.

         Options must have a term of ten years or less, except options granted to 10% or greater stockholders, which must have a term of five years or less. Vesting provisions for options granted under the 1998 Plan may vary but in each case will provide for the vesting of at least 20% of the total number of shares subject to the option per year. Upon termination of the option holder's status as an employee, consultant or director of the Company, the holder may exercise his or her then vested options for a period after termination as determined by the Board. The period must be at least three months, but will not extend beyond the expiration date of the option. If the termination is due to the death or disability of the option holder, the exercise period must be at least one year following death or disability, but will not extend beyond the expiration date of the option.

         The option holder may pay the exercise price for options in cash, or in the discretion of the Board, by any of the following methods:

         o        Delivery of other shares of common stock of the Company.

         o According to a preferred payment schedule or other arrangement.

         o Surrender of a sufficient number of options which have "built in gain" equal to the exercise price of the options exercised. Built in gain means the difference between the fair market value on the exercise date and the exercise price.

         o        Any other legal form of payment approved by the Board.

         Tax rules applicable to ISOs may limit the availability of some of these payment methods.

         Options granted under the 1998 Plan are generally not transferable except upon death or divorce, except that NSOs may be transferred by employees pursuant to (i) a transfer under a domestic relations order in settlement of marital property rights, (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the employee) in exchange for an interest in that entity, or (iii) by gift to a family member.

         The 1998 Plan allows option holders to satisfy tax withholding obligations relating to the exercise of an option, to the extent permitted by the option agreement, by paying the withholding tax in cash, by allowing the Company to withhold shares issuable upon exercise, or by delivering other unencumbered shares of common stock to the Company.

         STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

         The 1998 Plan also provides for the granting of stock bonuses and purchases of restricted stock. The Board or committee administering the 1998 Plan will establish the terms and conditions of these grants and purchases, subject to the following conditions. The purchase price under each stock purchase agreement must be at least 85% of the fair market value of the stock on the date such award is made. Stock purchase agreements in favor of 10% or greater stockholders must have a purchase price at least equal to 100% of the fair market value of the stock on the date of the award. Stock bonuses may be awarded pursuant to a stock bonus agreement in consideration for past services rendered to the Company. Rights under a stock bonus or restricted stock purchase agreement will not be transferable except by employees pursuant to (i) a transfer under a domestic relations order in settlement of marital property rights, (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the employee) in exchange for an interest in that entity, or (iii) by gift to a family member. In the event of the recipient's termination of status as an employee, director or consultant to the Company, the Company may repurchase or otherwise reacquire all shares held by such recipient which have not vested at the date of termination, pursuant to the terms of the stock bonus or restricted stock purchase agreement.

         STOCK APPRECIATION RIGHTS

         The 1998 Plan also provides for the grant of stock appreciation rights ("SARs") to employees, directors or consultants of the Company. SARs entitle the holder to a distribution based on the appreciation in the fair market value of a designated amount of stock. Three types of SARs are authorized for issuance under the 1998 Plan: tandem, concurrent and independent SARs.

         Tandem SARs are granted together with an option and require the holder to elect between the exercise of the underlying option or receipt of the distribution under the SAR. Tandem stock appreciation rights may be tied to either ISOs or NSOs and will be subject to the same terms and conditions as the option to which the SAR pertains.

         Concurrent SARs are granted with an option and are automatically exercised when the option is exercised, entitling the holder to the distribution under the SAR. Concurrent rights may be tied to any or all shares subject to any ISO or NSO and will be subject to the same terms and conditions as the option to which the SAR pertains.

         Independent SARs may be granted independently of any option. Independent SARs will be denominated in share equivalents and will be subject to the same terms and conditions applicable to NSOs.

         CANCELLATION AND RESCISSION OF STOCK AWARDS

         The 1998 Plan, as amended, provides that the Board of Directors or a committee thereof has the authority to cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred stock awards at any time if a participant is not in compliance with all applicable provisions of the stock award agreement and the 1998 Plan or if the participant engages in any detrimental activity. Detrimental activity includes without limitation, competing with the Company; disclosing confidential information; failure to disclose and assign inventions or ideas to the Company conceived during employment; activities that result in termination for cause; and violations of rules, policies or procedures of the Company. These provisions will only apply to Stock Awards granted after August 18, 2000.

         FEDERAL INCOME TAX INFORMATION

         INCENTIVE STOCK OPTIONS. Incentive stock options under the 1998 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

         If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

         Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

         To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         NONQUALIFIED STOCK OPTIONS, RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Nonqualified stock options, restricted stock purchase awards and stock bonuses granted under the 1998 Plan generally have the following federal income tax consequences.

         There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

         Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

         STOCK APPRECIATION RIGHTS. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

         POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

         Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors" and
(ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria in which the performance goal is based, and the maximum amount or formula used to calculate the amount payable upon attainment of the performance goal.)

                                   PROPOSAL 7
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended March 31, 1999. The Company's Audit Committee and the Board of Directors intend to continue the engagement of Deloitte & Touche LLP for the fiscal year ending March 31, 2001.

         Although not required by law, management is asking the stockholders to ratify the engagement of Deloitte & Touche LLP. The Company does not expect a representative of Deloitte & Touche LLP to be present at the meeting.

         VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the ratification of the independent public accountants. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any other purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 7.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


         The following table shows beneficial ownership of shares of the Company's outstanding common stock as of August 31, 2000 (i) by all persons known by the Company to own more than 5% of such stock and (ii) by each director, each of the Named Executive Officers, and all directors and executive officers as a group. Except as otherwise specified, the address for each person is 12707 High Bluff Drive, Suite 335, San Diego, California 92130. As of August 31, 2000, there were 33,897,884 shares of common stock outstanding. Each of the named persons has sole voting and investment power with respect to the shares shown (subject to community property laws), except as stated below.


    Name and Address of                   Amount and Nature             Percent
      Beneficial Owner               of Beneficial Ownership(1)         Of Class
      ----------------               --------------------------         --------
Softline Limited                           19,100,527(2)                   56.2%
  16 Commerce Crescent
  Eastgate Extension 13
  Sandton 2148
  South Africa

Claudav Holdings Ltd. B.V.                  5,511,925(3)                   16.2%
  9 Rue Charles Humbert
  1205 Geneva
  Switzerland

The Ivanhoe Irrevocable Trust               5,511,925(3)                   16.2%

Barry M. Schechter                          5,511,925(3)                   16.2%

David L. Reese                                 77,000(4)                   < 1%

Arthur S. Klitofsky                           377,440(5)                   1.1%

Donald S. Radcliffe                           662,300(6)                   1.9%
  575 Madison Avenue
  New York, NY  10022

Ivan M. Epstein                               105,000(7)                   < 1%
  2 Victoria
  Eastgate Extension 13
  Sandton 2148
  South Africa

Gerald Rubenstein                               5,000(8)                   < 1%
  16 Commerce Crescent
  Eastgate Extension 13
  Sandton 2148
  South Africa

Ian Bonner                                     20,000(9)                   < 1%
  5527 Inverrary Court
  Dallas, Texas 75287

Steven Cohen                                        0                       0%
  16 Commerce Crescent
  Eastgate Extension 13
  Sandton 2148
  South Africa

Mark T. Wulff                                       0                       0%

All directors and executive                 5,940,700(10)                  19.5%
officers as a group (9 persons)


a group (9 persons)

(1) This table is based on information supplied by officers, directors and principal stockholders. The inclusion in this table of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of, such shares.


(2) Includes 71,812 shares pursuant to outstanding options exercisable within 60 days of Augsut 31, 2000. The nine directors of Softline are Marcel Golding, Ivan M. Epstein, Steven Cohen, Carlos de Santos, Ivan Ferrer, Larry Nestadt, Gerald Rubenstein, John Copelyn and Barry M. Schechter. Mr. Golding serves as Chairman of the Board, Mr. Epstein serves as Chief Executive Officer, and Mr. Cohen serves as Director of Operations. Mr. Schechter may also be deemed an executive officer of Softline Limited due to his role as Chairman and Chief Executive Officer of SVI Holdings, Inc. Each of the foregoing persons disclaims beneficial ownership of the shares and options held by Softline.

(3) Claudav Holdings Ltd. B.V. ("Claudav"), the Ivanhoe Irrevocable Trust ("Ivanhoe") and Barry M. Schechter may be deemed a group pursuant to Rule 13d-5 promulgated under the Securities Exchange Act of 1934. Claudav holds 2,224,500 shares, for which it shares voting power with Mr. Schechter pursuant to a proxy. Claudav is managed by Erwin Wachter, Trustee. Mr. Wachter therefore shares beneficial ownership with Mr. Schechter of the shares held by Claudav. Ivanhoe holds 3,100,000 shares for which it shares voting and dispositive power with Mr. Schechter pursuant to Mr. Schechter's position as a trustee. Includes 2,000 shares held by Mr. Schechter's minor children and 185,425 shares pursuant to options of Mr. Schechter exercisable within 60 days of August 31, 2000. Excludes 10,000 shares held by Mr. Schechter's spouse, for which Mr. Schechter disclaims beneficial ownership.

(4) Consists of outstanding options exercisable within 60 days of August 31, 2000.

(5) Includes 114,540 shares pursuant to outstanding options exercisable within 60 days of August 31, 2000.

(6) Includes 311,000 shares pursuant to outstanding options exercisable within 60 days of August 31, 2000. Also includes 11,500 shares held by an entity for which Mr. Radcliffe has sole voting and dispositive power. Also includes an aggregate of 80,100 shares and 11,000 options held by three entities for which Mr. Radcliffe has shared voting and dispositive power. Excludes 119,500 shares held by Mr. Radcliffe's spouse, for which Mr. Radcliffe disclaims beneficial ownership.

(7) Consists of outstanding options exercisable within 60 days of August 31, 2000.

(8) Consists of outstanding options exercisable within 60 days of August 31, 2000.

(9) Consists of outstanding options exercisable within 60 days of August 31, 2000.

(10) Includes 812,965 shares pursuant to outstanding options exercisable within 60 days of August 31, 2000.



                       COMPLIANCE WITH SECTION 16(a) UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, directors and persons who own more than 10% of a class of the Company's securities registered under Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2000, the Company believes that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC, except Softline Limited (4 reports, 4 transactions), the Ivanhoe Irrevocable Trust (1 report, 1 transaction), Mark T. Wulff (1 report, no transactions), David L. Reese (1 report, 1 transaction) and Donald S. Radcliffe (6 reports, 14 transactions). In addition, Barry M. Schechter disclosed on his Form 5 for the fiscal year ending March 31, 2000 holdings of his spouse which should have been previously reported as indirect holdings, and Softline Limited filed an amended report subsequent to March 31, 2000 describing one transaction effective in the fiscal year ended March 31, 1999 not previously reported.

                               EXECUTIVE OFFICERS


         The executive officers of the Company, the positions held by them and their ages as of August 31, 2000 are as follows:


     NAME                       AGE                  POSITION
Barry M. Schechter              46            Chairman, Chief Executive Officer
                                              and Director

David L. Reese                  55            Chief Financial Officer, Secretary
                                              and Director

Arthur S. Klitofsky             46            Vice President and Director

Mark T. Wulff                   39            Chief Executive Officer of SVI
                                              Retail, Inc.


         For the biographical summaries of Barry M. Schechter, David L. Reese, and Arthur Klitofsky, see "Election of Directors."

         Mark T. Wulff joined the Company as Chief Executive Officer of Island Pacific Systems Corporation ("Island Pacific") in April 1999 upon the Company's acquisition of Island Pacific. He became Chief Executive Officer of the Company's retail division in January 2000. Mr. Wulff joined Island Pacific in 1986 and held various positions there prior to its acquisition by the Company, including Vice President.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation for services in all capacities to the Company for the full fiscal years ended March 31, 2000 and 1999, the transitional six month fiscal year ended March 31, 1998 and the fiscal year ended September 30, 1997, received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during the last completed fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      Annual                Long-Term
                                                                   Compensation            Compensation
                                                                   ------------            ------------
                                                                                       Securities Underlying
          Name and Principal Position             Fiscal Year        Salary ($)             Options (#)
          ---------------------------             -----------        ----------             -----------
Barry M. Schechter                                  2000               270,000                 24,750
Chairman of the Board and Chief Executive           1999               198,000                110,675
Officer                                             1998(1)             86,000                 50,000
                                                    1997(2)            156,000                     --

Mark T. Wulff                                       2000               280,769                     --
Chief Executive Officer of SVI Retail, Inc.

Arthur S. Klitofsky                                 2000               140,400                 12,700
Vice President                                      1999               134,100                 35,000
                                                    1998(1)             66,000                  2,000
                                                    1997(2)            127,000                 57,000

David L. Reese                                      2000               116,667                 59,000
Chief Financial Officer                             1999                90,248                 51,000
                                                    1998(1)             32,378                 10,000


                                       21

Shaun Rosen                                         2000(3)            112,500                120,000
Former Chief Executive Officer, Retail              1999               165,000                 80,000
Operations                                          1998(1)             82,500                     --
                                                    1997(2)            165,000                     --

     (1)  Six month transitional fiscal year ended March 31, 1998.

     (2)  Twelve month fiscal year ended September 30, 1997.

     (3) Mr. Rosen terminated his employment on December 31, 1999 and became a consultant to the Company.

         The Company also provides certain compensatory benefits and other non-cash compensation to the Named Executive Officers. The incremental cost to the Company of all such benefits and other compensation paid in the years indicated to each such person was less than 10% of his reported compensation and also less than $50,000.

         The following table sets forth the information concerning individual grants of stock options during the last fiscal year to the Named Executive Officers. Except as otherwise indicated, the options are fully vested.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        Potential Realizable Value at
                                                                                        Assumed Annual Rates of Stock
                                                                                         Price Appreciation for
                                         Individual Grants                                     Option Term
-----------------------------------------------------------------------------------     ------------------------------
                                          Percent of
                                        Total Options
                                          Granted to
                                          Employees      Exercise or
                                          in Fiscal       Base Price     Expiration
          Name                               Year           ($/Sh)           Date             5%              10%
          ----                               ----           ------           ----             --              ---
Barry M. Schechter            24,750         3.4%          $7.8125       10/11/2004        $53,423        $118,045

Arthur S. Klitofsky           12,700(1)      1.7%          $7.8125       10/11/2009        $62,401        $158,134

David L. Reese                 9,000         1.2%          $7.8125       10/11/2004        $19,427         $42,926
                              50,000         6.8%          $7.7500       10/20/2009       $243,700        $617,600

Shaun Rosen                   20,000(1)      2.7%          $7.8125       10/11/2009        $98,270        $249,030
                             100,000(1)     13.7%          $7.7500       10/20/2009       $487,400      $1,235,200

(1) Options vest 20% per year over five years beginning on the first anniversary of the grant, subject to continuing service to the Company.

         The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated based on assumed annualized rates of total price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by SEC rules and do not represent the Company's estimate or projections of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not be achieved.

         The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of the Named Executive Officers and the fiscal year end value of unexercised options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
                                                               Number of Securities
                                                                    Underlying               Value of Unexercised
                                                                    Unexercised                 In-The-Money
                            Shares              Value            Options at FY-End            Options At FY-End
                         Acquired on          Realized            (#) Exercisable/            ($) Exercisable/
       Name              Exercise (#)            ($)(1)             Unexercisable               Unexercisable(2)
       ----              ------------            ------             -------------               ----------------
Barry M. Schechter                 0                $0                  185,425/0                   $894,363/$0

Mark T. Wulff                      0                $0                        0/0                         $0/$0

Arthur S. Klitofsky                0                $0             112,000/12,700              $830,625/$26,187

David L. Reese                 3,000           $16,875                   77,000/0                   $192,308/$0

Shaun Rosen                        0                $0             80,000/120,000             $550,000/$253,750

   (1) Based upon the market price of the purchased shares, determined on the basis of the closing sale price per share of the Company's common stock on the American Stock Exchange on the exercise date less the option exercise price paid for the shares.

   (2) Based upon the market price of $9.875 per share, determined on the basis of the closing sale price per share of the Company's common stock on the American Stock Exchange on the last day of the 2000 fiscal year, less the option exercise price payable per share.

         STOCK OPTION PLANS

         The Company has two stock option plans. The Incentive Stock Option Plan (the "1989 Plan") terminated in October 1999. It provided for issuance of incentive stock options to purchase up to 1,500,000 shares of the Company's common stock to employees of the Company. 698,535 of such shares remain subject to option as of July 31, 2000. The 1989 Plan was administered by the Board of Directors, which established the terms and conditions of each option grant.

         The 1998 Incentive Stock Plan (the "1998 Plan") is proposed to be amended, and is the subject of Proposal 6 herein, which includes a discussion of the principal features of the 1998 Plan and the amendments proposed.

         LONG-TERM INCENTIVE PLANS

         The Company does not have any stock appreciation rights in effect and has no long-term incentive plans, as those terms are defined in Securities and Exchange Commission regulations. During the fiscal year ended March 31, 2000, the Company did not adjust or amend the exercise price of stock options awarded to the Named Executive Officers. The Company has no defined benefit or actuarial plans covering any Named Executive Officer.

         EMPLOYMENT AGREEMENTS


         The Company entered into an employment agreement with Barry M. Schechter effective October 1, 1997. This agreement will continue until September 30, 2000 unless earlier terminated for cause. Under the agreement, Mr. Schechter has the right to annual compensation of $180,000 for the first year of the agreement, $240,000 for the second year of the agreement and $300,000 for the third year of the agreement. In addition, Mr. Schechter is entitled to receive options on each anniversary of the agreement to purchase the number of shares equal to 150% of his annual compensation for the prior year divided by the average price per share for the 30 day period preceding such anniversary. This average price per share will also be the exercise price of the options. The agreement states that options will be fully vested when issued, assignable, and exercisable for five years after the date of the grant. Mr. Schechter agreed to receive non-assignable options so that these options could be issued under the 1989 Plan. The Company expects to enter into a new three year employment agreement with Mr. Schechter upon expiration of the current agreement. The terms of the agreement have not yet been approved by the Board.


         Shaun Rosen entered into an employment agreement with the Company's SVI Retail Pty. Ltd. (Australia) subsidiary ("SVI Australia") dated November 5, 1996. The agreement was to continue in effect until November 4, 2001, unless earlier terminated by SVI Australia or Mr. Rosen. Mr. Rosen's employment agreement was terminated by mutual agreement on December 31, 1999; however, he continues as an employee of SVI Australia. Mr. Rosen's employment agreement provided for an initial annual salary of $147,500. The salary was subject to annual increases to reflect inflation and discretionary annual increases. The employment agreement further provides that Mr. Rosen will not compete with SVI Australia for three years after the termination of the agreement, which was deemed to occur on December 31, 1999.

         Island Pacific, which merged into the Company's wholly-owned SVI Retail, Inc. subsidiary ("SVI Retail") on April 1, 1999, entered into a three-year employment agreement with Mark T. Wulff effective June 3, 1999 whereby he is employed as Island Pacific's Chief Executive Officer. The agreement provides that Mr. Wulff cannot compete with Island Pacific's business in the U.S. during the term of the agreement and for three years after termination of the agreement unless SVI Retail terminates the agreement without cause or Mr. Wulff terminates the agreement due to a relocation out of Orange County, California. Mr. Wulff's annual compensation under the agreement is $300,000. The agreement may be terminated at will by either party upon six months prior written notice. SVI Retail may also terminate the agreement for cause on three days' written notice for cause.

         DIRECTOR COMPENSATION

         No direct or indirect remuneration has been paid or is payable by the Company to the directors in their capacity as directors during the fiscal year ended March 31, 2000. The Company does not anticipate paying during the fiscal year ending March 31, 2001 any direct or indirect remuneration to any directors of the Company in their capacity as directors other than reimbursement of expenses for attending directors' or committee meetings and discretionary stock option grants under the 1998 Plan. During the fiscal year ended March 31, 2000, Ivan M. Epstein received an option to purchase 100,000 shares of the common stock of the Company at an exercise price of $7.75. The option expires on October 20, 2009 and is fully vested.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                           EXECUTIVE COMPENSATION (1)

         It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish general compensation policies for such individuals. The Compensation Committee was formed in April 1998. During the 2000 fiscal year, the Compensation Committee consisted of Ian Bonner and Donald
S. Radcliffe. Subsequent to March 31, 2000, Gerald Rubenstein was appointed to the Compensation Committee in place of Mr. Radcliffe.

         The primary compensation philosophy of the Company is to offer competitive compensation packages that reflect the technical requirements of the software development business sector and reward employees for their direct contribution to the Company's overall financial performance and growth during the previous fiscal year.

         The Company measures individual and group performance on the basis of both qualitative and quantitative factors. The Company believes that the general components of compensation should include a competitive base salary, performance based bonuses where applicable and stock option grants tied to specific and group performance.

EXECUTIVE COMPENSATION:

         Base salaries are intended to be competitive with the software development market and include an internal evaluation of the responsibilities of each position. Salaries for executive officers are reviewed annually. This annual review includes a detailed review of all compensation elements in relationship to the competitive market for similar executives, the Company's historic financial performance and growth and the executive's direct contribution to this performance. Other matters considered include any changes in responsibility or any exceptional contribution.

         The compensation policies for executives are designed to align salaries and bonus compensation to the individual's performance in the short term and to emphasize compensation from equity, primarily employee stock options, for long-term incentives.

         The Company's long-term incentive programs consist solely of stock option programs under which all executives and other employees are periodically granted stock options at the stock closing price on the date of the grant. The option programs are designed to provide employees with significant compensation based on overall Company performance as reflected in the stock price. Options are typically issued with ten-year lives and a five-year vesting schedule to create an incentive for long-term employment. Options are typically granted at the time of hire for new key employees, at the time of promotion for certain employees and at least annually to a broad group of existing employees and executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION:


         Barry M. Schechter, the Company's founder and Chief Executive Officer, is currently employed under a three-year employment agreement which expires on September 30, 2000. Under this agreement, Mr. Schechter received a base annual salary of $240,000 from April 1, 1999 to September 30, which increased to $300,000 on October 1, 1999. Additional compensation is provided in the form of stock options to be granted on each employment anniversary date equal to 150% of base salary for the preceding year divided by the average price per share of the Company's common stock for the 30 day period immediately preceding the anniversary date. All compensation to Mr. Schechter was paid pursuant to this agreement.


         Compensation payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for the fiscal year ended March 31, 2000 to the Chief Executive Officer and the four other most highly compensated executive officers was below $1 million. The Company has issued stock options to its Chief Executive Officer and certain other of its most highly compensated executive officers. To the extent these options are non-qualified stock options, or to the extent any of these executive officers makes a disqualifying disposition of an incentive stock option, the amount of the deduction which the Company will be entitled may be limited to the extent the ordinary income recognized by the executive together with all other compensation in a given year exceeds the $1 million limitation in Section 162(m).

Compensation Committee
Ian Bonner
Gerald Rubenstein

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Ian Bonner and Donald S. Radcliffe served as the members of the Compensation Committee during the fiscal year ended March 31, 2000. No member of the Company's Compensation Committee during the last completed fiscal year has ever been an officer of the Company or any of its subsidiaries. During the last completed fiscal year, no executive officer of the Company served as a member of a compensation committee or board of directors of any entity that had one or more of its executive officers serving as a member of the Company's Compensation Committee.

                           STOCK PERFORMANCE GRAPH (1)

         The following graph shows a comparison of total stockholder return of an investment of $100 cash on March 31, 1995 through March 31, 2000 for (i) the Company's common stock, (ii) the S&P Computer Software Small Capitalization Group and (iii) the Russell 2000 Index.

         All values assume reinvestment of the full amount of all dividends. No cash dividends have been declared on the Company's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.


                                         31-Mar-95       29-Mar-96     31-Mar-97       31-Mar-98      31-Mar-99         31-Mar-00
SVI HOLDINGS, INC                           100.00         2162.81        557.14         1147.05        3637.80           2589.06
COMPUTER(SOFTWARE&SVC)-SMALL                100.00          153.92        118.85          189.45         178.95            347.50
RUSSELL 2000 INDEX                          100.00          129.04        135.64          192.62         161.32            221.74

                [Total Return Index graph represented above here]

         (1)This Section is not deemed "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Set forth below is a description of transactions entered into between the Company and certain of its executive officers, directors and stockholders holding more than 5% of the outstanding common stock during the fiscal year. Certain of these transactions will continue in effect and may result in conflicts of interest between the Company and such individuals. Although these persons may owe fiduciary duties to the Company and its stockholders, there is a risk that such conflicts of interest may not be resolved in favor of the Company.

         TRANSACTIONS WITH SOFTLINE LIMITED

         Softline Limited ("Softline") beneficially owns approximately 56.2% of the outstanding common stock of the Company, and is therefore a parent corporation to the Company. Softline is a South African company listed on the Johannesburg Stock Exchange. Barry M. Schechter, Ivan M. Epstein, Gerald Rubenstein and Steven Cohen are each directors of Softline. Mr. Epstein is Chief Executive Officer and Mr. Cohen is Chief Operating Officer of Softline.

         During the fiscal year ended March 31, 2000, Softline exercised outstanding options to purchase 2,376,188 shares of common stock of the Company at $2.00 per share.

         In June 1999, the Company granted Softline an option to purchase 10,000 shares of common stock of the Company at an exercise price of $11.75 per share, exercisable for four years, as consideration for services performed by Softline personnel on behalf of the Company.

         In October 1999, the Company sold its South African retail software subsidiary doing business under the name Triple-S Computers ("Triple-S") to Softline. The purchase price was the Company's historical book basis in Triple-S of $665,000. This amount was paid through Softline's surrender of 78,241 shares of Company common stock valued at the $8.50 per share closing price of such shares on the American Stock Exchange on October 1, 1999. Softline entered into an acquisition agreement as of April 1, 1998 (the "Acquisition Agreement") to acquire Triple-S and designated a subsidiary of the Company as nominee purchaser to complete the acquisition. The Company in turn agreed to reimburse Softline for all of its costs associated with the acquisition of Triple-S. On May 27, 1998, Softline agreed to accept shares of the Company's common stock valued at the $4.5625 market price on that date for reimbursement of such costs.

         Softline's initial acquisition costs totaled $760,000, and the Company issued a total of 166,643 shares to Softline pursuant to such agreement. A dispute subsequently arose between the seller of Triple-S on the one hand and the Company and Softline on the other hand concerning an earn-out provision in the acquisition agreement. This dispute was settled during the quarter ended June 30, 1999, through payment by Softline of $113,000 to such seller. That amount was credited against the exercise price of 56,718 outstanding options to purchase common stock of the Company exercised by Softline in March 2000.


         In May 2000, the Company announced that it is in discussions with Softline concerning a possible business combination between the Company and Softline. Softline has submitted an application to the Reserve Bank of South Africa for a required preliminary approval of a business combination, but the Reserve Bank has not yet acted on the application. If the Reserve Bank gives preliminary approval and the parties decide to proceed, the terms ultimately negotiated will be subject to further approval of the Minister of Finance of South Africa. Any proposed transaction will also be subject to approval under United States anti-trust laws, and most likely the approval of the stockholders of both companies. The Company and Softline have no binding agreement and have not yet established terms of a potential transaction.


         In July 2000, Softline loaned the Company $10,000,000 pursuant to a promissory note bearing interest at 10% per annum and due August 1, 2001. The proceeds from this loan were used for a required principal payment on bank indebtedness of the Company bearing interest at a higher rate. The note is subordinated to the remaining bank indebtedness of the Company.

         OTHER TRANSACTIONS

         In May 1999, the Company closed the sale of its IBIS Systems Limited subsidiary ("IBIS") to a company affiliated with Peter Nagle and other members of IBIS management with effect from January 1999. The sale price for IBIS was
(a) $2,250,000 cash, (b) 141,000 shares of Company common stock, (c) the surrender by Mr. Nagle of the net shares issuable upon exercise of an option to purchase 50,000 shares of Company common stock at $3.00 per share; and (d) a promissory note (the "IBIS Note") in the stated principal amount of $18,108,000, due October 1, 1999, bearing interest from May 1, 1999 at 2% over the base prime rate for U.S. dollar deposits quoted by HSBC Plc. The promissory note was secured by a pledge in favor of the Company of all of the common stock of IBIS. As part of the transaction, the Company agreed to pay to an entity affiliated with Mr. Nagle the $4,500,000 which is last payable under the IBIS Note, in settlement of certain obligations assumed by the Company from Softline in connection with the acquisition of IBIS. For this reason, the Company recorded a net receivable on the IBIS Note of $13,608,000.


         The purchaser did not repay the IBIS Note on the original due date because it had not yet completed a reorganization that was intended to serve as the source of funds to repay the note. The Company agreed to extend the due date of the IBIS Note to November 15, 2000. The Company also agreed to permit the purchaser to proceed with its reorganization with a wholly-owned subsidiary of Integrity Software, Inc. ("Integrity"), a publicly traded company with prices quoted on the National Quotation Bureau Pink Sheets. The purchaser exchanged all of the outstanding IBIS stock for 1,536,000 common shares of Integrity, representing approximately 11% of Integrity's outstanding shares at March 20, 2000. The Company agreed to substitute its security interest in the IBIS shares for a security interest in the purchaser's Integrity shares. The Company also obtained the right to convert all or any portion of the unpaid indebtedness under the IBIS Note to Integrity shares valued at $12.50 per share and limited rights to require Integrity to register such shares for resale under the Securities Act of 1933. Three of our directors, Barry M. Schechter, Ivan M. Epstein and Donald S. Radcliffe now serve on Integrity's board. The amount of the receivable on the IBIS Note including accrued interest was $14,367,000 at June 30, 2000.

         In June 1999, Claudav Holdings Ltd. B.V., which may be deemed the beneficial owner of 16% of the Company's outstanding common stock, loaned the Company $1,500,000. The Company used the proceeds of this loan to pay a portion of the purchase price for Island Pacific. The loan bears interest at the prime rate with no stated maturity. The balance outstanding on this loan at June 30, 2000 was $756,000.

         The office space for the Company's Sydney, Australia office is leased from a company affiliated with Shaun Rosen, a former executive officer of the Company. During the year ended March 31, 2000, the Company paid $163,000 in rent for this office.

                    OTHER MATTERS TO BE PRESENTED AT MEETING

         Management does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

         Financial information for the Company's fiscal year ended March 31, 2000 is available in the Company's March 31, 2000 Report on Form 10-K. The Company will provide a copy of the latest Form 10-K or a Form 10-K for a prior fiscal year without charge, to each record or beneficial owner of its common stock on the record date, if so requested. If the stockholder asks the Company to provide copies of exhibits to the Form 10-K, there will be a reasonable charge for copies of the exhibits to the report. Requests for these copies should be directed to the Company at 12707 High Bluff Drive, Suite 335, San Diego, California 92130, attention: David L. Reese, Secretary.

                                     By Order of the Board of Directors


                                     DAVID L. REESE
                                     Secretary

October 23, 2000

                               SVI HOLDINGS, INC.
                        12707 High Bluff Drive, Suite 335
                               San Diego, CA 92130
                                 (858) 481-4404


                                   ----------

                                      PROXY

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 16, 2000


                                   ----------

                           THIS PROXY IS SOLICITED BY
                            THE BOARD OF DIRECTORS OF
                               SVI HOLDINGS, INC.

                                   ----------


         The undersigned stockholder of SVI Holdings, Inc., a Nevada corporation, hereby appoints Barry M. Schechter, Chief Executive Officer and Chairman of the Board, or in his absence, David L. Reese, Chief Financial Officer and Secretary, my proxy to attend and represent me at the annual meeting of the stockholders of the corporation to be held on November 16, 2000 at 9 A.M.
(PDT), and at any adjournment thereof, and to vote my shares on any matter or resolution which may come before the meeting and to take any other action which I could personally take if present at the meeting.


1.       ELECTION OF DIRECTORS

Management has nominated the following eight persons to stand for election. You may vote "for" or you may withhold your vote from any of those persons nominated.

         a.       Barry M. Schechter        For               _____
                                            Withhold          _____

         b.       Arthur S. Klitofsky       For               _____
                                            Withhold          _____

         c.       David L. Reese            For               _____
                                            Withhold          _____


         d.       Donald S. Radcliffe       For               _____
                                            Withhold          _____

         e.       Ivan M. Epstein           For               _____
                                            Withhold          _____

         f.       Gerald Rubenstein         For               _____
                                            Withhold          _____

         g.       Ian Bonner                For               _____
                                            Withhold          _____

         h.       Steven Cohen              For               _____
                                            Withhold          _____

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSALS 2 THROUGH 7.

2.       REINCORPORATION IN DELAWARE

         To approve the plan of merger of the Company with and into its wholly owned Delaware subsidiary, which merger will cause a change in the Company's state of incorporation from Nevada to Delaware, including changes to the organizational documents of the Company to conform to Delaware law and certain other non-material changes.

For _______________        Against _______________   Abstain _______________

3.       CHANGE OF CORPORATION NAME

         To approve a change of the corporate name to "SVI Solutions, Inc."

For _______________        Against _______________   Abstain _______________

4.       INCREASE IN AUTHORIZED CAPITALIZATION

         To approve an increase in the authorized common stock from 50,000,000 shares to 100,000,000 shares.

For _______________        Against _______________   Abstain _______________

5.       REDUCTION IN QUORUM

         To approve a reduction in the required quorum for meetings of stockholders from a majority of outstanding shares to one-third of the outstanding shares.

For _______________        Against _______________   Abstain _______________

6.       APPROVE AMENDMENTS TO 1998 INCENTIVE STOCK PLAN

         Approve the proposed amendments to the 1998 Incentive Stock Plan ("1998 Plan") to: (i) increase the aggregate number of shares of common stock authorized for issuance under the 1998 Plan to 4,000,000 shares; (ii) authorize an automatic annual increase in the shares reserved for issuance under the 1998 Plan by an amount equal to the lesser of 2% of the total number of shares outstanding on the last trading day of the fiscal year or 600,000 shares (or a lesser amount determined by the Board); and (iii) prohibit the granting of stock awards under the 1998 Plan to any one participant in excess of 500,000 shares in any calendar year.

For _______________        Against _______________   Abstain _______________

7.       ENGAGEMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Ratification of the continued engagement of Deloitte & Touche LLP as the Company's independent public accountants and auditors for the fiscal year ending March 31, 2001.

For _______________        Against _______________   Abstain _______________

Failure to check any of these boxes for each proposal will give Barry M. Schechter or David L. Reese the authority to vote the proxy at his discretion. This Proxy gives discretionary authority to my proxy to vote for me on such other matters as may properly come before this meeting.


                                    Number of Shares Owned:____________

                                    Dated:_____________________________



                                    --------------------------------------------

                                    --------------------------------------------
                                                     SIGNATURE(S)

                                    Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.